EXHIBIT 12.1




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
                                                     ILLINOIS CENTRAL RAILROAD COMPANY AND SUBSIDIARIES
                                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                                                                      ($ in millions)

                                                                  Years Ended December 31,
                               ----------------------------------------------------------------------------------------------
                                 Proforma
Fixed Charge Coverage              1995              1995            1994            1993            1992            1991
                               --------------    ------------    ------------    ------------    ------------    ------------
Income from continuing
  operations
  before income taxes,
  extraordinary
  item and cumulative
  effect of
  accounting changes                  $185.2          $198.3          $170.9          $148.6          $111.0          $ 96.0
Fixed charges                           55.2            42.1            45.2            49.9            61.1            75.9
Capitalized interest                    (1.3)           (1.3)           (1.4)           (0.8)           (0.6)           (0.4)
                               --------------    ------------    ------------    ------------    ------------    ------------
Earnings base for fixed
charge ratio                          $239.1          $239.1          $214.7          $197.7          $171.5          $171.5
                               ==============    ============    ============    ============    ============    ============
Interest expense                      $ 42.2          $ 29.1          $ 27.5          $ 33.1          $ 44.5          $ 59.2
Capitalized interest                     1.3             1.3             1.4             0.8             0.6             0.4
Portion of non-capitalized
lease
 payments                               11.7            11.7            16.3            16.0            16.0            16.3
                               --------------    ------------    ------------    ------------    ------------    ------------
Fixed charges                         $ 55.2          $ 42.1          $ 45.2          $ 49.9          $ 61.1          $ 75.9
                               ==============    ============    ============    ============    ============    ============
Ratio of earnings to fixed
charges                                 4.33            5.68            4.75            3.96            2.81            2.26
                               ==============    ============    ============    ============    ============    ============
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